Calculation of Filing Fee Tables

SC TO-I
(Form Type)

iCapital KKR Private Markets Fund
(Exact Name of Registrant as Specified in its Charter)

Table 1 to Paragraph (a)(7)

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$27,384,333.22	$110.20	$3,017.75
Fees Previously Paid	-		-
Total Transaction Valuation	$27,384,333.22
Total Fees Due for Filing			$3,017.75
Total Fees Previously Paid			-
Total Fee Offsets			-
Net Fee Due			$3,017.75

Table 2 to Paragraph (a)(7)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		SC TO-I	005-90074	11/15/2022		$0.00
Fee Offset Sources					11/15/2022		$0.00